Exhibit 99.3

Cytec Industries Inc.

Five Garret Mountain Plaza

Woodland Park, New Jersey 07424

www.cytec.com

Contact:

Jodi A. Allen

(973) 357-3283

Release Date: Immediate

Cytec Announces Pricing of Debt Offering

Woodland Park, New Jersey, June 30, 2009 – Cytec Industries Inc. (NYSE:CYT) today announced that it has priced an offering of $250 million aggregate principal amount of 8.95% senior unsecured notes due 2017. The offering is expected to close on Monday, July 6, 2009, subject to customary closing conditions.

Cytec intends to apply all or a portion of the net proceeds from the offering of the notes toward the payment of the purchase price in tender offers, which it announced today, for certain outstanding debt securities. Cytec intends to add any remaining net proceeds from the sale of the notes to general corporate funds that may be used for, without limitation, the repayment at maturity or repurchases of any remaining principal amount of its 5.50% Notes due October 1, 2010, repayment of short-term borrowings or other debt or any other general corporate purpose.

Citigroup Global Markets Inc., Goldman, Sachs & Co., RBS Securities Inc., and Wachovia Capital Markets, LLC are acting as joint book-running managers for the offering of the notes. A registration statement relating to the notes has been filed with the Securities and Exchange Commission and has become effective. Copies of the prospectus supplement and accompanying prospectus relating to the offering may be obtained by visiting EDGAR on the SEC’s web site at www.sec.gov or by contacting: Citigroup Global Markets Inc. at (877) 858-5407, Goldman, Sachs & Co. at (866) 471-2526, RBS Securities Inc. at (866) 884-2071, or Wachovia Capital Markets, LLC at (800) 326-5897.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the notes nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of the notes is being made only by means of the prospectus supplement and accompanying prospectus.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission.

Corporate Profile

Cytec Industries Inc. is a global specialty chemicals and materials company focused on developing, manufacturing and selling value-added products. Our products serve a diverse range of end markets including aerospace, adhesives, automotive and industrial coatings, chemical intermediates, inks, mining and plastics. We use our technology and application development expertise to create chemical and material solutions that are formulated to perform specific and important functions in the finished products of our customers.